Exhibit 99

RETIREMENT SAVINGS PLAN OF

BNY BROKERAGE, INC.

Financial Statements for the

Years Ended December 31, 2005, 2004 and 2003

RETIREMENT SAVINGS PLAN OF

BNY BROKERAGE, INC.

TABLE OF CONTENTS

PAGE
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS AS OF DECEMBER 31, 2005 AND 2004	2

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003	3

NOTES TO FINANCIAL STATEMENTS	4 -8

SUPPLEMENTAL SCHEDULE

SCHEDULE H, LINE 4(i) – SCHEDULE OF ASSETS HELD AT END OF YEAR	9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Committee and the Participants of the

Retirement Savings Plan of BNY Brokerage, Inc.

New York, New York

We have audited the accompanying statements of net assets available for benefits of Retirement Savings Plan of BNY Brokerage, Inc. as of December 31, 2005 and 2004, and the related statements of changes in net assets available for benefits for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Plan’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2005 and 2004, and the changes in its net assets available for benefits for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedule of assets held at end of year as of December 31, 2005 is presented for purposes of additional analysis and is not a required part of the financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, are fairly stated in all material respects in relation to the financial statements taken as a whole.

/s/ Ernst & Young LLP

New York, New York

June 23, 2006

RETIREMENT SAVINGS PLAN OF

BNY BROKERAGE, INC.

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	December 31,
	2005	2004
ASSETS:
Investments:
Shares of registered investment companies at fair value
BNY Hamilton Funds	$14,729,690	$15,201,938
Other investment funds	23,604,811	18,640,709
Loans to participants	1,133,897	774,972

Total investments	39,468,398	34,617,619
Cash	—	5,176
Employer’s contributions receivable	2,986,886	2,701,225

Total assets	42,455,284	37,324,020

LIABILITIES:
Accounts payable	—	5,185

Total liabilities	—	5,185

NET ASSETS AVAILABLE FOR BENEFITS	$42,455,284	$37,318,835

See accompanying notes to financial statements.

RETIREMENT SAVINGS PLAN OF

BNY BROKERAGE, INC.

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

	Years Ended December 31,
	2005	2004	2003
ADDITIONS:
Investment income:
Interest and dividend income	$1,380,625	$564,641	$366,123
Net appreciation in fair value of investments	1,126,179	2,371,244	4,982,137

Total investment income	2,506,804	2,935,885	5,348,260

Contributions
Employer	2,796,923	2,465,090	2,922,194
Participants	3,323,414	2,790,704	2,663,511

Total contributions	6,120,337	5,255,794	5,585,705

Total additions	8,627,141	8,191,679	10,933,965

DEDUCTIONS:
Benefits paid to participants	3,455,774	2,715,685	1,402,666
Administrative expenses	—	8,570	5,272
Interplan transfer	34,918	—	—

Total deductions	3,490,692	2,724,255	1,407,938

Net increase	5,136,449	5,467,424	9,526,027
NET ASSETS AVAILABLE FOR BENEFITS
Beginning of year	37,318,835	31,851,411	22,325,384

End of year	$42,455,284	$37,318,835	$31,851,411

See accompanying notes to financial statements.

RETIREMENT SAVINGS PLAN OF

BNY BROKERAGE, INC.

NOTES TO FINANCIAL STATEMENTS

1.	DESCRIPTION OF THE PLAN

General Information - The Retirement Savings Plan of BNY Brokerage, Inc. (the “Plan”) is a defined contribution plan sponsored by The Bank of New York Company, Inc. (the “Company”), which is intended to meet the requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”). The Plan provides employees with an opportunity to invest a portion of their annual compensation, augmented by matching Company contributions as well as discretionary contributions made by the Company, for additional income in their retirement.

On January 1, 2006, the Plan merged into the Retirement Savings Plan of Pershing LLC. At that time, the merged plan was renamed the Retirement Savings Plan of BNY Securities Group (“New Plan”). The New Plan offers investment opportunities in 29 funds, plus the BNY Company Stock Fund. Participants may contribute up to 20% of pre-tax earnings, subject to limitation in accordance with Internal Revenue Service regulations. In addition, employees may contribute on an after-tax basis, thereby allowing for a combination of both pre-tax and after-tax earnings. The Company makes a dollar-for-dollar matching contribution equal to 100% of the first $3,000 of contributions under the New Plan. The Plan assets have not yet been transferred as of June 23, 2006.

Administration of the Plan – The Plan is administered by the Plan Committee (“Committee”) consisting of at least three persons, whose positions with The Bank of New York, a wholly-owned subsidiary of the Company, are set forth in the Plan to serve as fiduciaries of the Plan. In accordance with the provisions of the Plan, The Bank of New York provides certain administrative and investment services to the Plan.

Participation – Generally, under the terms of the Plan, eligible employees may enroll in the Plan as of the first day of each calendar month.

Contributions - Participants may elect to contribute an amount from 1% to 10% of their pretax total compensation to the Plan. Total compensation for Plan purposes is limited to $210,000 for 2005, $205,000 for 2004 and $200,000 for 2003.

The Company provides a matching contribution equal to 200% of the first tier of the participant’s eligible contributions (as defined), plus 100% of the participant’s second tier of eligible contributions (as defined) for the Plan year. A participant’s first tier of eligible contributions is up to 2% of the participant’s compensation not in excess of the Social Security Taxable Wage Base (For 2005, the Social Security Taxable Wage Base is $90,000). The second tier of eligible contributions is up to 2% of the participant’s compensation in excess of the Social Security Taxable Wage Base.

The Company may also make a discretionary contribution to the Plan in any Plan year. If made, the contribution is allocated to the separate accounts of those participants who are eligible for an allocation for that Plan year. The Company’s contribution is allocated among the participants in the proportion that each participant’s compensation bears to the total compensation of all participants for the Plan year. The Company’s discretionary contribution to the Plan was $1,814,044, $1,618,101 and $1,891,014 for 2005, 2004, and 2003, respectively. The annual addition, which consists of the Company’s discretionary and matching contributions and any participant contributions allocated to a participant’s account each year is limited to the lesser of $42,000 or 100% of the participant’s compensation in 2005. In 2004 and 2003, the annual addition is limited to $41,000 and $40,000, respectively, or 100% of the participant’s compensation.

Vesting in the Company’s matching and discretionary contributions is determined on a graded schedule. A participant is 100% vested after five years of service, or at the normal retirement age of 65.

Participant contributions are always 100% vested.

Participant Accounts - The participant’s account is credited with the applicable amount of Company contributions and any voluntary contributions made by the participant. Payments with respect to a participant’s interest under the Plan are charged to the participant’s account. The account is also credited or charged with the proportionate share of changes in the net assets of the Plan arising from investment activities.

Investment Programs - Each of the Plan’s participants directs The Bank of New York as the trustee of the Plan (the “Trustee”) to invest their account in one or more of the investment funds available under the Plan. The investment funds available to participants included the following registered investment company funds:

AIM Basic Balanced Fund Class A - Funds are invested mainly in a broadly diversified portfolio of equity and fixed income securities.

AIM Constellation Fund Class A - Funds are invested in equity securities with an emphasis on medium-sized and smaller emerging growth companies.

AIM Income Fund Class A- Funds are invested primarily in fixed-rate corporate debt and US and non-US Government obligations.

American High Income Trust Fund - Funds are invested primarily in high-yield, high-risk fixed income securities.

BNY Hamilton Large Cap Equity Fund Class A - Funds are invested in equity securities of companies with above average dividend yields.

BNY Hamilton Intermediate Government Bond Fund - Funds are invested primarily in debt obligations issued or guaranteed by the US Government, its agencies or instrumentalities.

BNY Hamilton Large Cap Growth Fund - Funds are invested in equity securities of companies that are believed to have superior growth potential.

BNY Hamilton Money Fund Premier - Funds are invested primarily in high quality money market instruments.

BNY Hamilton Small Cap Growth Fund Class A - Funds are invested mainly in equity securities of small domestic and foreign emerging growth companies.

BNY Company Stock Fund - Funds are invested primarily in The Bank of New York Company, Inc. common stock.

Dreyfus S&P 500 Index Fund - Funds are invested in a portfolio of securities that are structured according to the S&P 500 Composite Stock Price Index.

Neuberger & Berman International Fund - Funds are invested in equity securities of non-US companies in Europe, the Far East and other regions, including emerging industrialized markets.

Templeton Developing Markets Fund - Funds are invested in equity securities in developing markets of non-US companies in Asia, Latin America/Caribbean, Mid-East/Africa and Europe.

Vanguard Growth Index Fund – Seeks to track the performance of the MSCI U.S. Prime Market Growth Index that measures the investment return of large-capitalization growth stocks.

Vanguard Small Cap Growth Index Fund – Seeks to track the performance of the MSCI US Small Cap Growth Index that measures the investment return of growth stocks of small companies.

The Plan is intended to qualify under Section 404 (c) of ERISA.

Withdrawals from the Plan – The full value of the participant’s vested interest in his or her account in the Plan may be distributed upon termination of the participant’s employment. The account value will be paid as a lump sum distribution. The participant may elect to have the total vested value of the account remain in the Plan until April 1 of the year following the year the participant attains age 70 1/2; however, account balances less than $1,000 (amended from $5,000 effective March 28, 2005) will be automatically distributed in cash after termination of employment if a distribution has not been requested. Employees working past age 70 1/2 may defer commencement of distributions until April 1 following the calendar year in which they terminate employment.

In the event of the participant’s death, payments will be made to the designated beneficiary. If the participant is married, the spouse is automatically the beneficiary, unless the participant designated an alternate beneficiary, which is consented to by the participant’s spouse as witnessed by a plan representative or notary public. If the participant is not married, and if no beneficiary was designated, payments go directly to the participant’s estate.

Loans to Participants – Participants may borrow against their account balance according to the procedures as described in the Plan’s Summary Plan Description. Loans from the Plan must be repaid over one to five years for a regular loan and one to ten years for a primary residence loan. Participant loans are secured by the balance in the participant’s account and bear interest rate at the prime lending rate (5.25 – 7.25% in 2005, 4.00% - 5.25% in 2004, and 4.00 – 4.25% in 2003). Loans will be repaid by deducting a set amount of principal and interest from each of the participant’s paycheck. Generally, the participant may borrow up to 50% of the total vested value of the account with a minimum loan amount of $500 and a maximum of $50,000.

Forfeitures - Employer contributions is net of forfeiture reductions of $192,100 in 2005, and zero in 2004 and 2003. As of December 31, 2005, forfeiture amounting to $99,162 is available for future reduction in employer contributions.

Amendment, Suspension and Termination – The Board of Directors of the Company (the “Board”) may amend or terminate the Plan, in whole or in part, at any time. No such amendment or termination, however, may have the effect of diverting any part of the net plan assets to any purpose other than for the exclusive benefit of the participants. Likewise, no amendment or termination may reduce the interest of any participant in the trust fund accrued prior to such amendment. The Board may, however, make such amendments, of retroactive effect if necessary, as are required or advisable to comply with the provisions of the Code and ERISA pertaining to savings plans and trusts.

In the event of termination, the Plan and the trust agreement may be kept in effect by the Board with respect to the contributions already made to the Plan, or the trust agreement may be terminated. If the trust agreement is terminated, assets of the trust fund, except for the BNY Company Stock Fund, shall be converted into cash and such cash shall be distributed to the participants in proportion to their respective interests. Participants in the BNY Company Stock Fund shall receive their proportionate share of the fund assets in The Bank of New York Company, Inc. common stock, and cash for any fractional shares.

Additional information regarding participants’ rights is provided in the Summary Plan Description.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of the more significant accounting policies of the Plan:

Use of Estimates - The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Investment Valuation – The Plan’s investments are held by the Wachovia Bank, N.A., the custodian, and are reported at fair value. The fair values of the investments in the BNY Hamilton Funds and other investment funds are based on the market values of the underlying securities. The fair value of the investment in the Company’s common stock is based on quoted market prices. Loans to participants are valued at their outstanding principal balances.

Investment Transactions and Investment Income - Investment transactions are recognized on the trade date of the purchase or sale. The dividend income is recognized on the ex-dividend date. Interest income is recognized on an accrual basis.

Payment of Benefits - Benefits are recorded when paid.

Administrative Expenses - The Company either pays directly, or reimburses to the Plan, all administrative fees directly charged to the Plan.

Tax Status – The Plan has received a determination letter from the Internal Revenue Service dated July 28, 1999, stating that the Plan is qualified under Section 401(a) of the Code and, therefore, the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The plan sponsor has indicated that it will take the necessary steps, if any, to bring the Plan’s operations into compliance with the Code.

3.	INVESTMENTS

The fair values of individual investments that represent five percent or more of the Plan’s net assets available for benefits are as follows:

	December 31,
Investments at Fair Value:	2005	2004
AIM Constellation Fund Class A	$4,499,306	$3,995,893
BNY Hamilton Large Cap Growth Fund	3,445,304	3,596,959
BNY Hamilton Money Fund Premier	4,319,121	4,470,221
BNY Hamilton Small Cap Growth Fund Class A	3,630,997	4,199,461
Dreyfus S&P 500 Index Fund	8,572,090	7,761,467
Neuberger & Berman International Fund	3,361,076	2,414,775
Templeton Developing Markets Fund*	2,877,082	—

*	Value at December 31, 2004 was less than 5% of the fair value of the Plan’s net assets available for benefits.

The Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated/ (depreciated) in fair value as follows:

Net Appreciation (Depreciation) in Fair Value

	2005	2004	2003
AIM Basic Balanced Fund Class A	$41,542	$114,087	$130,037
AIM Constellation Fund Class A	362,505	463,565	742,190
AIM Income Fund Class A	25,370	62,578	23,112
American High Income Trust Fund	37,807	81,305	79,675
BNY Hamilton Large Cap Equity Fund	10,454	207,096	184,246
BNY Hamilton Intermediate Government Fund	25,642	57,887	(26,734)
BNY Hamilton Large Cap Growth Fund	(751,405)	452,615	604,558
BNY Hamilton Small Cap Growth Fund Class A	(170,105)	(44,414)	1,123,151
BNY Hamilton Money Fund Premier	123,309	31,071	—
BNY Company Stock Fund	5,430	6,992	—
Dreyfus S&P 500 Index Fund	274,849	493,489	1,387,849
Neuberger & Berman International Fund	554,795	231,992	456,911
Templeton Developing Markets Fund	557,140	212,981	277,142
Vanguard Growth Index Fund	5,329	—	—
Vanguard Small Cap Growth Fund	23,517	—	—

	$1,126,179	$2,371,244	$4,982,137

The Plan’s investments in the BNY Hamilton Funds earned interest and dividend income of $28,380 in 2005, $136,979 in 2004 and $101,981 in 2003.

SUPPLEMENTAL SCHEDULE

RETIREMENT SAVINGS PLAN OF

BNY BROKERAGE, INC.

SCHEDULE H, LINE 4(i) - SCHEDULE OF ASSETS HELD

AT END OF YEAR

Identity of Issue, Borrower, Lessor or Similar Party	Number of Shares Held	Fair Value
* BNY Hamilton Large Cap Equity Fund Class A	150,486	$2,008,986
* BNY Hamilton Intermediate Government Bond Fund	94,832	1,013,652
* BNY Hamilton Large Cap Growth Fund	450,366	3,445,304
* BNY Hamilton Money Fund Premier	416,759	4,319,121
* BNY Hamilton Small Cap Growth Fund Class A	249,382	3,630,997
* BNY Company Stock Fund	29,459	311,630

Total BNY Hamilton Funds		14,729,690

AIM Basic Balanced Fund Class A	116,603	1,428,391
AIM Constellation Fund Class A	181,643	4,499,306
AIM Income Fund Class A	71,555	882,310
American High Income Trust Fund	72,822	1,038,275
Dreyfus S&P 500 Index Fund	235,821	8,572,090
Neuberger & Berman International Fund	155,103	3,361,076
Templeton Developing Markets Fund	122,847	2,877,082
Vanguard Growth Index Fund	9,162	252,326
Vanguard Small Cap Growth Index Fund	42,237	693,955

Total Other Investment Funds		23,604,811
Participant loans	various loans at various rates due from 1 to 10 years	1,133,897

TOTAL INVESTMENTS		$39,468,398

*	Represents a party-in-interest